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                 [LETTERHEAD OF MORGEN-WALKE ASSOCIATES, INC.]


                                                                    EXHIBIT 99.1


                                 FOR:         Synthetic Industries, Inc.

                         APPROVED BY:         Joseph Sinicropi
                                              Chief Financial Officer
                                              Synthetic Industries, Inc.
                                              (706) 375-3121, Ext. 1400
FOR IMMEDIATE RELEASE
                             CONTACT:         Morgen-Walke Associates
                                              Cheryl Schneider, John Blackwell
                                              Press Contact:  Merridith Ingram
                                              (212) 850-5600

                             CONTACT:         Investcorp
                                              Todd Fogarty/Jim Fingeroth
                                              Kekst and Company
                                              212-521-4800

                INVESTCORP TO ACQUIRE SYNTHETIC INDUSTRIES, INC.
                          FOR $33.00 PER SHARE IN CASH

         CHICKAMAUGA, GA and NEW YORK, NY - NOVEMBER 5, 1999 - Synthetic Industries, Inc. (NASDAQ: SIND) today announced that it has entered into a definitive merger agreement with SIND Holdings, Inc., a company organized by Investcorp, a global investment group, and certain international co-investors, under which SIND Holdings will acquire outstanding Synthetic shares for $33 per share in cash, representing a 13.6 percent premium to the value of the Company's shares at the close of trading on November 2, 1999, and over a 60 percent premium to the average trading price of Synthetic shares in the 30 days preceding the public announcement of the initiation of the sale process. The total value of the transaction is approximately $535 million, based on 9.2 million fully diluted shares outstanding, as well as the assumption or repayment of approximately $230 million in Synthetic debt. The acquisition is scheduled to close by mid-December 1999.

         The proposed acquisition concludes a sale process commenced in May 1999 by a committee of independent members of the Company's Board of Directors. The sale process was initiated in accordance with the terms of a settlement agreement relating to two civil suits involving the Company and the general partner of Synthetic Industries, L.P., a limited partnership which currently owns approximately 65% of the common stock of Synthetic Industries, Inc. Synthetic Industries, L.P. has agreed to tender its shares in the offer.


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         The transaction will be structured as a cash tender offer for all outstanding Synthetic shares followed by a merger in which all nontendering Synthetic shareholders will receive $33 per share. The tender offer will be made by a wholly-owned subsidiary of SIND Holdings and will be commenced within the next several days. The transactions are subject to customary conditions.

         Christopher O'Brien, a member of Investcorp's Management Committee, said, "Synthetic Industries possesses all of the attributes we look for in our investments: an excellent management team; a sharp focus on customers' needs supported by strong product development; and exceptional growth prospects. We look forward to partnering with Synthetic's senior management team as they continue to grow the Company and its broad offerings of commercially successful products."

         Leonard Chill, Chairman and Chief Executive Officer of Synthetic Industries, Inc. said: "We look forward to working with Investcorp as we continue to grow the Company with new product initiatives that we believe will increase the Company's presence in a range of its target markets."

         Beacon Group Capital Services, LLC acted as the Company's financial advisor in the sale process.

         Synthetic Industries manufactures and markets a wide range of polypropylene-based woven and non-woven materials designed for support, strength and stabilization applications. The Company operates in three primary markets: construction materials, carpet backing and technical textiles. Synthetic's products replace commonly used materials with efficient, high-performance products providing support, strength and stabilization in such applications as construction products, floor covering, erosion control and waste containment. The Company, which is based in Chickamauga, Georgia, operates from seven manufacturing facilities and employs over 2,700 people.

         Investcorp is a global investment group with offices in New York, London and Bahrain. It focuses on three lines of business: corporate investment, real estate investment and asset management. The firm has completed over 50 corporate acquisitions with an aggregate value of approximately $13 billion. In the U.S., Investcorp and its clients currently own 10 corporate investments, including Stratus Computer, Werner Holdings, Falcon Building Products, NationsRent, Inc. and The William Carter Company. Several North American investments have been listed on the New York Stock Exchange, including Prime Service, Tiffany & Co., the Circle K Corporation, Saks Fifth Avenue and CSK


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Auto. In Europe, Investcorp and its clients currently own seven corporate investments, including Avecia (formerly Zeneca Specialties), Leica Geosystems, Polestar, Welcome Break and Helly Hansen. Additional information about Investcorp may be found at www.Investcorp.com.


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